                                                                    EXHIBIT 12.1

                                  ALBECCA INC.

                       Ratio of Earnings to Fixed Charges




                                                     Fiscal Year
                                             ----------------------------                                  Three Months
                                                   (in thousands)                          Pro Forma          Ended
                                 1994        1995        1996        1997        1998        1998        November 29, 1998
                                ------      ------      ------      ------      ------      --------     -----------------
Earnings
  Operating Income (A)          15,534      22,471      30,229      35,601      31,961        31,961                 8,299

Interest Expense (B)             1,034       4,008       6,846       9,722      11,949        25,694*                7,125
                                ======      ======      ======      ======      ======       =======     =================

Ratio of Earnings to Fixed
Charges (A/B)                     15.0         5.6         4.4         3.7         2.7           1.2                   1.2




* Pro forma interest expense calculated based on assumption of full year's interest on notes and the interest saved on payoff of the retired credit facility.